EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2014 Results

Sacramento, CA, January 22, 2015 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.2 million, or $0.15 per diluted share for the fourth quarter of 2014 compared to $890,000, or $0.10 per diluted share for the fourth quarter of 2013. For the twelve months ended December 31, 2014, net income was $4.4 million or $0.54 per diluted share, compared to $3.1 million or $0.34 per diluted share for the twelve months ended December 31, 2013.

“Our team worked hard throughout the year and finished strong, which resulted in growth of both loans and deposits,” said David Taber, President and CEO of American River Bankshares. “While we are pleased with a 59% increase in earnings per share year over year and our fourth quarter loan growth at an annualized rate of 16%, we are prepared to work even harder in 2015 to more effectively leverage our deposits, our people and our capital.”

Financial Highlights

•	Net loans increased $10 million (4%) during the fourth quarter of 2014 and core deposits increased $32 million (8%) during 2014.

•	The fourth quarter 2014 net interest margin was 3.41%, compared to 3.49% for the third quarter of 2014 and 3.44% for the fourth quarter of 2013. Net interest income was $18.8 million in 2014, an increase of 8% over 2013.

•	The allowance for loan and lease losses was $5.3 million (2.01% of total loans and leases) at December 31, 2014, compared to $5.3 million (2.08% of total loans and leases) at December 31, 2013. The allowance for loan and lease losses to nonperforming loans and leases was 320.7% at December 31, 2014, compared to 270.1% at December 31, 2013.

•	Shareholders’ equity was $89.6 million at December 31, 2014 compared to $87.0 million at December 31, 2013. Tangible book value per share was $9.06 at December 31, 2014 compared to $8.33 per share at December 31, 2013. Book value per share was $11.08 per share at December 31, 2014 compared to $10.25 per share at December 31, 2013.

•	2014 Stock Repurchase Program resulted in the Company repurchasing 424,462 shares of its common stock at an average price of $9.77 per share.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2014, American River Bank’s Leverage ratio was 11.7% compared to 11.9% at December 31, 2013; the Tier 1 Risk-Based Capital ratio was 21.7% compared to 22.0% at December 31, 2013; and the Total Risk-Based Capital ratio was 22.9% compared to 23.3% at December 31, 2013.

Northern California Economic Update, December 31, 2014

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Economic Development Department, US Census, CBRE, Integra Realty Resources, Pacific Union, Sacramento Association of Realtors and Trading Economics. In general, previous reports noted that economic indicators in these markets ended 2012 on a positive note, results for 2013 were positive and, in 2014, most trends continued to be generally positive. Residential home sales, trending positive throughout 2012, slowed in late 2013 and first quarter of 2014, improved in the second and third quarters of 2014, and trended downwards in the fourth quarter of 2014. Positive trends in commercial real estate in late 2012 and 2013 continue in 2014. After year-over-year improvement, unemployment in the fourth quarter of 2014 is higher in California and, in our markets, increased in Sacramento but dropped in Sonoma and Amador Counties. Job growth in 2014 was positive in California and in all three of our markets.

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Commercial Real Estate. In the Greater Sacramento Area, office vacancies at the end of 2014 were 14.4%, down from 15.5% at year-end 2013; retail vacancies dropped to 8.7% at the end 2014 compared to 9.6% at the end of 2013; and industrial vacancies are 9.4%, down from 11.4% at year-end 2013. Vacancy trends for all three property types are positive. In the fourth quarter of 2014, Sonoma County commercial real estate vacancies improved in all market segments. Office property vacancies have dropped from 20.2% as of December 31, 2013 to 17.6% as of December 31, 2014, industrial vacancies dropped from 10.0% to 7.7% and retail vacancies dropped from 4.7% to 4.0%, during that same time period. Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of 2014, absorption in all market segments has been positive. Sacramento County reports positive absorption in seven of the past eight quarters and County has reported positive absorption for over two years. Sonoma County does not measure retail absorption but, with a 4.0% vacancy rate, the retail market remains strong in the County. In the Greater Sacramento Area, commercial lease rates have shown little change over the past two years; office rates have been in the $1.74/SF to $1.78/SF range, retail has ranged from $1.31/SF to $1.35/SF, and industrial has ranged from $0.35/SF to $0.37/SF. Lease rates in Sonoma County are generally positive through the end of June 2014; office leases have ranged from a low of $1.31/SF to the current rate of $1.73/SF (adjusted for a triple net basis); retail leases are $1.54/SF; and industrial rates, after dropping in the first quarter of 2013, increased to $0.77/SF at the end of September 2013 and are $0.73/SF at the end of June 2014. Another value indicator is the capitalization (“CAP”) rate for closed sales; generally a lower CAP rate results in a higher sales value. Comparing property appraisal reports received by ARB for new loans underwritten during the second half of 2014 to data from CBRE for the first half of the year shows that the CAP rate trend improved during the third and fourth quarters of 2014. At the end of the second quarter of 2014, office CAP rates per CBRE report averaged 7.79% compared to 7.70% for property appraisals received by ARB in the second half of the year; retail CAP rates averaged 7.71% compared to 7.63% for property appraisals received by ARB; and industrial CAP rates averaged 8.29% compared to 7.75% for property appraisals received by ARB.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

Results in sales activity were positive through most of 2013, but have been mixed for the past four quarters. After a drop in asking prices and median sales prices for several years through 2011, these prices increased in all our markets in 2012 and 2013. Comparing year end 2014 to year end 2013, asking prices are 10% higher in Sacramento County, nearly 1% higher in Sonoma County and 50% higher in Amador County (note that the number of listings in Amador is very low and the average can be skewed by one or two more high-priced homes). The trend for median closed sales prices is mixed. Compared to year-end 2013, closed sales prices at year end 2014 are up 5% in Sacramento, down 5% in Sonoma County and down 26% in Amador County.

Through most of 2013, Sacramento reported a sales inventory of less than one month, increased to 52 days in the fourth quarter of 2013, and is up to 78 days in the fourth quarter of 2014. The number of closed sales remained stable for most of 2014, dropping slightly in the fourth quarter of 2014. The increase in inventory is primarily due to more homes for sale. The average number of homes for sale at the end of 2014 is over 50% higher than at the end of 2013. Average days on market for closed sales was a low of 21 days in June 2013 and increased to 30 days at year-end 2013. At the end of 2014, average time on market increased to 38 days.

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In Sonoma County, there were 51 days of inventory at the end of June 2013, increasing to 69 days at year end 2013. After increasing to 94 days in March 2014, the current inventory, as of November 2014, is 87 days.

In Sacramento the ratio trend of conventional sales compared to short sales and bank-owned properties (“OREO”) sales has been very positive. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend to conventional sales has been consistent for the past two and a half years. During the fourth quarter of 2014, of 3,685 total sales in the Sacramento market, 88% were conventional sales, 6% were short sales and 6% were sales of OREO.

Employment. California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012 and 7.9% at year-end 2013. After a slight increase to 8.4% in the first quarter of 2014, the rate as of November 2014 is 7.1%. The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.5 million at the end of November 2014, an increase of 463,000 jobs, or 2.72%.

Through November 2014, all three of our markets reported lower unemployment rates than at year end 2013. Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012. Over the same period, Amador County has been higher than the State but the 7.5% unemployment rate at the end of 2104 is the County’s lowest rate in over three years. Job growth has been positive in all of our markets in 2014. Through November 2014, Sacramento MSA job growth has been 2.64%, Santa Rosa-Petaluma MSA is 4.27% and Amador County is 3.52%.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $617.8 million at December 31, 2014, compared to $615.6 million at September 30, 2014, and $592.8 million at December 31, 2013.

Net loans totaled $258.1 million at December 31, 2014, up from $247.7 million at September 30, 2014 and $251.7 million at December 31, 2013. Nonperforming loans decreased $0.3 million (15.0%) from $2.0 million at December 31, 2013 to $1.7 million at December 31, 2014. Nonperforming loans decreased $0.1 million (5.6%) from $1.8 million at September 30, 2014.

The loan portfolio at December 31, 2014 included: real estate loans of $229.4 million (86% of the portfolio), commercial loans of $25.2 million (10% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $9.0 million (4% of the portfolio). The real estate loan portfolio at December 31, 2014 includes: owner-occupied commercial real estate loans of $75.5 million (33% of the real estate portfolio), investor commercial real estate loans of $118.4 million (52% of the real estate portfolio), construction and land development loans of $8.0 million (3% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $27.5 million (12% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $7.2 million at December 31, 2014 from $9.5 million at year end 2013 and from $7.9 million at September 30, 2014. The NPAs to total assets ratio stood at 1.16% at the end of December 2014, down from 1.60% one year ago and 1.28% three months earlier.

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At December 31, 2014, the Company had seven OREO properties totaling $4.6 million. This compares to eight OREO properties totaling $5.2 million at September 30, 2014 and nine OREO properties totaling $6.6 million at December 31, 2013. During the fourth quarter of 2014, the Company sold one property for a gain of $27,000. The Company adjusted the balance on two properties, to fair value, that were obtained in a prior quarter by $106,000 for which updated information was received in the current quarter. These adjustments went to OREO expense. Other adjustments included a net increase of $26,000 in the OREO reserve for a potential sale that is in escrow. At December 31, 2014, the OREO valuation allowance was $156,000. This compares to a valuation allowance of $105,000 at December 31, 2013 and $130,000 at September 30, 2014.

Loans measured for impairment were $25.1 million at the end of December 2014, compared to $27.2 million at September 30, 2014, and $27.0 million a year ago. Specific reserves of $1,603,000 were held on the impaired loans as of December 31, 2014, compared to $1,694,000 at September 30, 2014 and $1,598,000 at December 31, 2013. There was no provision for loan and lease losses for the fourth quarter of 2013 and a reversal of $341,000 in the fourth quarter of 2014. The Company had net recoveries of $182,000 in the fourth quarter of 2014 compared to net charge-offs of $221,000 in the fourth quarter of 2013. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At December 31, 2014, this evaluation resulted in specific reserves of $353,000 on nonperforming loans that were considered impaired compared to $278,000 at September 30, 2014 and $398,000 at December 31, 2013. In addition, there were five loans totaling $1.1 million, which are included in the $1.7 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at December 31, 2014. At December 31, 2013 there were six loans totaling $1.0 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. Specific reserves on impaired performing loans were $1,250,000 as of December 31, 2014, compared to $1,416,000 at September 30, 2014 and $1,200,000 at December 31, 2013.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $293.6 million at December 31, 2014, up 5.7% from $277.8 million at September 30, 2014 and up 5.9% from $277.2 million at December 31, 2013. At December 31, 2014, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At December 31, 2014, total deposits were $510.7 million, compared to $510.4 million at September 30, 2014 and $483.7 million one year ago. Core deposits increased to $423.0 million at December 31, 2014 from $422.7 million at September 30, 2014 and have increased 8.0% from $391.5 million at December 31, 2013. The Company considers all deposits except time deposits as core deposits.

At December 31, 2014, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 29% and time certificates were 17% of total deposits. At December 31, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 19% of total deposits.

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Shareholders’ equity increased to $89.6 million at December 31, 2014, compared to $88.2 million at September 30, 2014 and $87.0 million at December 31, 2013. The increase in equity from December 31, 2013 was due primarily to an increase in accumulated other comprehensive income of $2.2 million as a result of the increase in the unrealized gain on securities due to a decrease in interest rates. Furthermore, there was an increase in Retained Earnings of $4.4 million due to earnings that was predominately offset by a reduction in common stock ($4.0 million), primarily related to the repurchases made under the 2014 Stock Repurchase Program. In 2014 the Company repurchased 424,462 shares of its common stock at an average price of $9.77 per share.

Net Interest Income

Fourth quarter 2014 net interest income was up 2% to $4.7 million from $4.6 million in the fourth quarter of 2013 and for the twelve months ended December 31, 2014, net interest income increased 8% to $18.8 million from $17.4 million for the twelve months ended December 31, 2013. The net interest margin as a percentage of average earning assets was 3.41% in the fourth quarter of 2014, compared to 3.49% in the third quarter of 2014 and 3.44% in the fourth quarter of 2013. For the twelve months ended December 31, 2014, the net interest margin was 3.54% compared to 3.45% % for the twelve months ended December 31, 2013. Interest income for the fourth quarter of 2014 stayed constant with 2013 at $4.9 million and for the twelve months ended December 31, 2014, interest income increased 6% to $20.0 million from $18.9 million for the twelve months ended December 31, 2013. Interest expense for the fourth quarter of 2014 decreased 18% to $286,000 from $347,000 for the fourth quarter of 2013 and for the twelve months ended December 31, 2014 decreased 22% to $1.2 million from $1.5 million for the twelve months ended December 31, 2013.

The average tax equivalent yield on earning assets declined from 3.70% in the fourth quarter of 2013 to 3.61% for the fourth quarter of 2014 and was 3.75% for the twelve months ended December 31, 2014 and 2013. For the comparison of the fourth quarters, the decrease in the yield on earning assets was attributable to a decrease in the yield on loans that was partially offset by an increase in the balance and yield on investment securities. For the year over year comparison, higher balances and yields on investment securities mitigated the decrease in the yields on loans. Although the foregone interest on nonaccrual loans decreased in the fourth quarter of 2014 compared to the fourth quarter of 2013, it continues to have an impact on the net interest margin. During the fourth quarter of 2014, foregone interest income on nonaccrual loans was approximately $31,000, compared to foregone interest of $58,000 during the fourth quarter of 2013. The foregone interest had a two basis point negative impact on the yield on earning assets during the fourth quarter of 2014 compared to a four basis point negative impact during the fourth quarter of 2013.

The average balance of earning assets increased 3% from $535.7 million in the fourth quarter of 2013 to $549.2 million in the fourth quarter of 2014 and for the twelve months ended December 31, 2014, increased 5% to $539.3 million from $511.9 million for the twelve months ended December 31, 2013. While there was an increase in the average earning assets, principal reductions from loan paydowns have somewhat offset the new loan growth, as a result, the increase in deposits during both periods has resulted in an increase in lower yielding investment security balances.

When compared to the fourth quarter of 2013, average loan balances were down 1% to $252.9 million for the fourth quarter of 2014 and for the twelve months ended December 31, 2014 increased slightly to $253.9 million. The Company has continued to generate new loans and over the past twelve months the production of new loans has been able to outpace loan payoffs resulting in an increase in average loans. Average investment securities were up 6% to $295.3 million for the fourth quarter of 2014 compared to the fourth quarter of 2013 and are up 10.2% in 2014 when compared to 2013.

Average deposits increased from $493.1 million during the fourth quarter of 2013 to $516.2 million during the fourth quarter of 2014 and from $477.2 million during the twelve months of 2013 to $500.1 million during the twelve months of 2014. Average borrowings decreased from $16.0 million during the fourth quarter of 2013 to $11.1 million during the fourth quarter of 2014 and for the twelve months ended December 31, 2014, decreased to $11.3 million from $16.8 million for the twelve months ended September 30, 2013.

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Noninterest Income and Expense

Noninterest income for the fourth quarter of 2014 was $647,000, up 35% from $480,000 in the fourth quarter of 2013 and for the twelve months ended December 31, 2014, was $2.2 million, up 8% from $2.0 million for the twelve months ended December 31, 2013. On a quarter over quarter basis, the increase in noninterest income was primarily related to an increase in income from security sales which increased from $17,000 in the fourth quarter of 2013 to $108,000 in the fourth quarter of 2014 as well as proceeds of a life insurance policy on a former employee, resulting in tax-free income of $99,000. On a year over year basis, the increase in noninterest income was predominately related to income from security sales increasing from $36,000 in the twelve months of 2013 to $208,000 in the twelve months of 2014.

Noninterest expense increased 3% to $3.8 million for the fourth quarter of 2014 from $3.7 million in the fourth quarter of 2013 and for the twelve months ended December 31, 2014, remained constant at $14.9 million from the twelve months ended December 31, 2013. While there were many fluctuations in expense related items between the fourth quarter of 2013 and 2014, two areas of note would be an increase in salary and employee benefits from $2.1 million in 2013 to $2.3 million in 2014 and a decrease in OREO related expense from $299,000 in 2013 to $208,000 in 2014.

On a year over year basis, salary and employee benefits expense increased from $8.5 million to $8.8 million, other expense increased from $3.2 million to $3.4 million and OREO related expense decreased from $936,000 in 2013 to $364,000 in 2014. The increase in salaries and benefits resulted from increases in incentive plan accruals and other benefits, partially offset by a decrease in core salaries. Incentive plan accruals increased by $54,000 from $618,000 in 2013 to $672,000 in 2014. Other benefit expense, which includes health care related benefits, 401(k) matching, and employee placement fees, increased by $162,000 from $1.4 million in 2013 to $1.5 million in 2014. Core salary expense decreased by $66,000, from $6.1 million in 2013 to $6.0 million in 2014. The increase in other expense was related to increases in legal and professional fee expense which increased from $933,000 in 2013 to $1,182,000 in 2014 and is the result of the resolution of issues associated with a former OREO property. The primary reason for the decrease in OREO related expenses is due to the sale of properties and less write downs.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2014 was 71.8% compared to 73.0% for the fourth quarter of 2013 and for the twelve months ended December 31, 2014 was 70.0% compared to 75.6% for 2013.

Provision for Income Taxes

Federal and state income taxes increased from $424,000 in the fourth quarter of 2013 to $594,000 in the fourth quarter of 2014. The provision for income taxes increased from $1.3 million for the twelve months ended December 31, 2013 to $2.3 million for the twelve months ended December 31, 2014. The higher provision for taxes in 2014 compared to 2013 resulted from the higher level of pretax income in 2014 and the Company realizing significantly less benefits of Enterprise Zone credits on our State tax return as the program has been significantly reduced. Pretax income increased from $4.3 million in 2013 to $6.7 million in 2014.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 22, 2014 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

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About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31,	September 30,	December 31,
ASSETS	2014	2014	2013
Cash and due from banks	$22,449	$41,997	$17,948
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	289,926	277,847	273,976
Loans & leases:
Real estate	229,375	219,649	222,625
Commercial	25,186	24,529	24,545
Lease financing	1,286	1,279	1,344
Other	7,798	7,949	8,892
Deferred loan and lease origination fees, net	(287)	(260)	(313)
Allowance for loan and lease losses	(5,301)	(5,460)	(5,346)
Loans and leases, net	258,057	247,686	251,747
Bank premises and equipment, net	1,518	1,531	1,500
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,686	3,686	3,248
Other real estate owned, net	4,647	5,201	6,621
Accrued interest receivable and other assets	20,150	20,337	20,392
	$617,754	$615,606	$592,753

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$155,698	$159,863	$145,516
Interest checking	60,862	61,627	59,042
Money market	147,625	148,863	135,169
Savings	58,820	52,339	51,733
Time deposits	87,688	87,703	92,230
Total deposits	510,693	510,395	483,690
Short-term borrowings	3,500	3,500	8,000
Long-term borrowings	7,500	7,500	8,000
Accrued interest and other liabilities	6,414	6,032	6,043
Total liabilities	528,107	527,427	505,733

SHAREHOLDERS’ EQUITY
Common stock	$57,126	$57,079	$61,108
Retained earnings	29,150	27,954	24,789
Accumulated other comprehensive income	3,371	3,146	1,123
Total shareholders’ equity	89,647	88,179	87,020
	$617,754	$615,606	$592,753

Ratios:
Nonperforming loans and leases to total loans and leases	0.63%	0.72%	0.77%
Net (recoveries) chargeoffs to average loans and leases (annualized)	-0.20%	-0.17%	0.25%
Allowance for loan and lease losses to total loans and leases	2.01%	2.16%	2.08%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.65%	11.77%	11.90%
Tier 1 Risk-Based Capital Ratio	21.69%	21.69%	22.01%
Total Risk-Based Capital Ratio	22.95%	22.94%	23.26%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.60%	11.72%	11.88%
Tier 1 Risk-Based Capital Ratio	21.60%	21.60%	21.95%
Total Risk-Based Capital Ratio	22.85%	22.86%	23.20%

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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2014	2013	Change	2014	2013	Change
Interest income	$4,936	$4,922	0.3%	$19,965	$18,881	5.7%
Interest expense	286	347	(17.6)%	1,168	1,490	(21.6)%
Net interest income	4,650	4,575	1.6%	18,797	17,391	8.1%
Provision for loan and lease losses	(341)	—	nm %	(541)	200	(370.5)%
Noninterest income:
Service charges on deposit accounts	128	152	(15.8)%	562	590	(4.7)%
Gain on sale of securities	108	17	535.3%	208	36	477.8%
Rental income from other real estate owned	75	74	1.4%	365	316	15.5%
Other noninterest income	336	237	41.8%	1,042	1,073	(2.9)%
Total noninterest income	647	480	34.8%	2,177	2,015	8.0%
Noninterest expense:
Salaries and employee benefits	2,297	2,103	9.2%	8,776	8,516	3.1%
Occupancy	290	315	(7.9)%	1,188	1,212	(2.0)%
Furniture and equipment	168	179	(6.1)%	724	758	(4.5)%
Federal Deposit Insurance Corporation assessments	75	92	(18.5)%	363	312	16.3%
Expenses related to other real estate owned	208	299	(30.4)%	364	936	(61.1)%
Other expense	810	753	7.6%	3,447	3,157	9.2%
Total noninterest expense	3,848	3,741	2.9%	14,862	14,891	(0.2)%
Income before provision for income taxes	1,790	1,314	36.2%	6,653	4,315	54.2%
Provision for income taxes	594	424	40.1%	2,292	1,258	82.2%
Net income	$1,196	$890	34.4%	$4,361	$3,057	42.7%

Basic earnings per share	$0.15	$0.10	50.0%	$0.54	$0.34	58.8%
Diluted earnings per share	$0.15	$0.10	50.0%	$0.54	$0.34	58.8%

Net interest margin as a percentage of
average earning assets	3.41%	3.44%		3.54%	3.45%

Average diluted shares outstanding	8,075,031	8,650,879		8,143,567	8,894,267

Operating Ratios:
Return on average assets	0.76%	0.58%		0.72%	0.52%
Return on average equity	5.33%	3.97%		4.98%	3.38%
Return on average tangible equity	6.52%	4.86%		6.12%	4.13%
Efficiency ratio (fully taxable equivalent)	71.75%	73.02%		69.96%	75.61%
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American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2014	2014	2013
Interest income	$4,936	$4,966	$5,067	$4,996	$4,922
Interest expense	286	287	291	304	347
Net interest income	4,650	4,679	4,776	4,692	4,575
Provision for loan and lease losses	(341)	(200)	—	—	—
Noninterest income:
Service charges on deposit accounts	128	129	149	156	152
Gain on sale of securities	108	83	17	—	17
Rental income from other real estate owned	75	78	105	107	74
Other noninterest income	336	230	237	239	237
Total noninterest income	647	520	508	502	480
Noninterest expense:
Salaries and employee benefits	2,297	2,242	2,117	2,120	2,103
Occupancy	290	295	296	307	306
Furniture and equipment	168	190	188	178	178
Federal Deposit Insurance Corporation assessments	75	94	91	103	93
Expenses related to other real estate owned	208	34	123	(1)	299
Other expense	810	807	884	946	762
Total noninterest expense	3,848	3,662	3,699	3,653	3,741
Income before provision for income taxes	1,790	1,737	1,585	1,541	1,314
Provision for income taxes	594	613	550	535	424
Net income	$1,196	$1,124	$1,035	$1,006	$890

Basic earnings per share	$0.15	$0.14	$0.13	$0.12	$0.10
Diluted earnings per share	$0.15	$0.14	$0.13	$0.12	$0.10

Net interest margin as a percentage of average earning assets	3.41%	3.49%	3.66%	3.60%	3.44%

Average diluted shares outstanding	8,075,031	8,076,523	8,091,914	8,341,843	8,650,879
Shares outstanding-end of period	8,089,615	8,089,615	8,089,615	8,158,409	8,489,247

Operating Ratios (annualized):
Return on average assets	0.76%	0.74%	0.70%	0.68%	0.58%
Return on average equity	5.33%	5.09%	4.80%	4.69%	3.97%
Return on average tangible equity	6.52%	6.25%	5.91%	5.78%	4.86%
Efficiency ratio (fully taxable equivalent)	71.75%	69.53%	69.09%	69.45%	73.02%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

(Dollars in thousands)

Three months ended December 31,	2014			2013
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$252,875	$3,301	5.18%	$254,822	$3,492	5.44%
Taxable investment securities	268,538	1,444	2.13%	252,644	1,225	1.92%
Tax-exempt investment securities	26,745	256	3.80%	27,143	272	3.98%
Corporate stock	45	—	0.00%	59	—	0.00%
Interest-bearing deposits in banks	1,000	1	0.40%	1,000	1	0.40%
Total earning assets	549,203	5,002	3.61%	535,668	4,990	3.70%
Cash & due from banks	35,747			31,460
Other assets	43,428			42,574
Allowance for loan & lease losses	(5,572)			(5,508)
	$622,806			$604,194

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$207,762	$104	0.20%	$196,499	$114	0.23%
Savings	56,557	9	0.06%	52,346	12	0.09%
Time deposits	87,818	139	0.63%	92,536	153	0.66%
Other borrowings	11,000	34	1.23%	16,000	68	1.69%
Total interest bearing liabilities	363,137	286	0.31%	357,381	347	0.39%
Noninterest bearing demand deposits	164,108			151,710
Other liabilities	6,480			6,179
Total liabilities	533,725			515,270
Shareholders’ equity	89,081			88,924
	$622,806			$604,194
Net interest income & margin		$4,716	3.41%		$4,643	3.44%

Twelve months ended December 31,	2014			2013
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$253,898	$13,631	5.37%	$252,807	$14,191	5.61%
Taxable investment securities	257,308	5,528	2.15%	229,518	3,822	1.67%
Tax-exempt investment securities	27,051	1,057	3.91%	28,607	1,142	3.99%
Corporate stock	77	15	19.48%	38	12	31.58%
Interest-bearing deposits in banks	1,000	4	0.40%	898	3	0.33%
Total earning assets	539,334	20,235	3.75%	511,868	19,170	3.75%
Cash & due from banks	28,533			37,609
Other assets	42,924			46,703
Allowance for loan & lease losses	(5,544)			(5,769)
	$605,247			$590,411

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$201,412	$420	0.21%	$185,671	$475	0.26%
Savings	53,806	40	0.07%	51,432	67	0.13%
Time deposits	89,392	561	0.63%	95,415	655	0.69%
Other borrowings	11,262	147	1.31%	16,811	293	1.74%
Total interest bearing liabilities	355,872	1,168	0.33%	349,329	1,490	0.43%
Noninterest bearing demand deposits	155,537			144,710
Other liabilities	6,275			5,978
Total liabilities	517,684			500,017
Shareholders’ equity	87,563			90,394
	$605,247			$590,411
Net interest income & margin		$19,067	3.54%		$17,680	3.45%
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